Exhibit 99.1

Lakeland Industries, Inc. Reports Fiscal 2013 Second Quarter

Financial Results

Settlement Reached in Brazilian Arbitration

RONKONKOMA, NY – Septmeber 13, 2012 — Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced financial results for its second quarter and first half of fiscal year 2013 ended July 31, 2012. For all periods, the prior year financial results have been restated to reflect the Company’s India glove manufacturing subsidiary as a discontinued operation. In this press release, references to “FY” refer to the Company’s fiscal year ended January 31; for example, FY13 refers to the fiscal year ending January 31, 2013.

Financial Results Highlights and Recent Company Developments

•	International revenues from continuing operations as a percentage of consolidated sales increased to 61.3% in the second quarter of FY13 from 47.6% in the second quarter of FY12 and 59.2% in the first quarter of FY13
•	Consolidated revenues were lower due to elimination of sales of DuPont products, stock shortage conditions and inefficiencies resulting from a facility relocation
•	International sales of $14.4 million in the second quarter of FY13 increased by 17% from $12.3 million in the second quarter of FY12 and improved from $14.2 million in the first quarter of FY13
•	Cash balance of $6.5 million and bank debt of $18.2 million at July 31, 2012
•	Settlement agreement reached in Brazilian arbitration; resulting in a revision to the previous estimate for the accrual for the settlement

Settlement Agreement in Brazilian Arbitration

Lakeland announced today that it has entered into a settlement agreement (the “Settlement Agreement”) along with its wholly-owned subsidiary, Lakeland Brasil S.A. (“Lakeland Brasil” and together with Lakeland, the “Company”), and two former officers (the “former officers”) of Lakeland Brasil which fully and finally resolves all alleged outstanding claims against the Company arising from the arbitration proceeding in Brazil involving the Company and the former officers. As previously reported by the Company, an arbitral award was issued in favor of the former officers in connection with the arbitration proceeding which arose out of the acquisition by the Company in 2008 of Qualytextil, S.A., a company of which the former officers were owners.

On September 11, 2012, the Company and the former officers entered into a settlement agreement (the “Settlement Agreement”) which fully and finally resolves all alleged outstanding claims against the Company arising from the arbitration proceeding. Pursuant to the Settlement Agreement, the Company agreed to pay to the former officers an aggregate of approximately US$8.5 million (the “Settlement Amount”) over a period of six (6) years. The Settlement Amount is payable in combined Brazilian Reals and United States Dollars as follows: (i) R$3 million (approximately US$1.5 million) was paid on the effective date of the Settlement Agreement, of which amount (A) R$2.294 million (approximately US$1.15 million) in cash was released from the escrow account established in connection with the Qualytextil, S.A. acquisition, and (B) R$706,000 (approximately US$350,000) was paid directly by the Company; (ii) R$2 million (approximately US$1.0 million) is payable on or before December 31, 2012; and (iii) the balance of $6.0 million of the Settlement Amount will be made in United States Dollars consisting of 24 consecutive quarterly installments of US$250,000 beginning on March 31, 2013. In the event the Company fails to pay the remainder of the Settlement Amount in accordance with terms of the Settlement Agreement, the former officers will be entitled to seek payment by the Company of R$25,148,252.47 (approximately US$12,575,000), less prior payments, which represents the original arbitral award inclusive of all taxes, expenses, interest and applicable adjustments; this amount would be further adjusted for inflation, interest and penalties.

In addition, pursuant to the Settlement Agreement, as additional security for payment of the Settlement Amount, Lakeland Brasil agreed to grant the former officers a second mortgage interest on certain of its property in Brazil, which mortgage is expressly behind the lien securing the payment of tax debts to a state within Brazil related to certain notices of tax assessment on such property. Lakeland also agreed to become a co-obligor, in lieu of a guarantor, for payment of the Settlement Amount.

Previously, the Company recorded a current liability of US$10,000,000 in respect of the arbitration proceeding. The Company has recorded a revised settlement liability at net present value of $7.0 million, by applying a risk-free interest rate of 1.58% to discount the non-interest bearing payment schedule. Together with estimated total fees for the settlement of $856,000, the total cost for the settlement is now estimated at $7.9 million and a $2.1 million reduction in the $10 million charge taken at the first quarter of FY13 has been recorded.

The Company continues to strongly believe that the Brazilian arbitration decision is inconsistent with the underlying facts. However, the Company entered into the Settlement Agreement to eliminate the uncertainty, burden, risk, expense and distraction of further arbitration or litigation.

The Company further believes that its available resources, together with additional outside funding through debt or equity financings or asset sales, will enable it to make timely payment of the Settlement Amount and continue its operations on a viable basis. There can, however, be no assurance that such outside funding will ultimately be obtained. The Company is continuing to work with Raymond James & Associates, Inc. in its evaluation of a broad range of financial and strategic alternatives for the Company.

Due to the aforementioned ongoing developments, the Company will not be conducting a conference call for the investment community to discuss second quarter fiscal year 2013 financial results.

Second Quarter Fiscal Year 2013 Financial Results

Net Sales. Net sales from continuing operations decreased $2.3 million, or 9%, to $23.5 million for the three months ended July 31, 2012, from $25.8 million for the three months ended July 31, 2011. The net decrease was due to a $4.5 million decrease in domestic sales. This reduction was partially offset by a $1.8 million increase in foreign sales. US domestic sales of disposables decreased by $3.9 million, chemical suit sales decreased by $0.2 million, wovens decreased by $0.1 million and reflective sales decreased by $0.5 million. The decrease in domestic sales was mainly due to the loss of DuPont product sales and, to a lesser extent, a shortage of certain products that management believes has been resolved (but may have continuing impact resulting from lost customers), and short-term operating inefficiencies resulting from a relocation of facilities from St. Joseph, MO to Decatur, AL and Mexico which resulted in additional lost sales. The sales team continues to make progress in converting customers from DuPont’s Tyvek to Lakeland branded products. While the Company’s sales of Lakeland branded products show strong gains over the Lakeland branded product sales from the same period in the prior year, it will take time to rebuild the lost sales volume, for which there can be no assurance.

Domestic sales in China and to the Asia Pacific Rim remain strong with an increase of approximately $1.9 million or 23% for the second quarter of fiscal 2013 as compared with the same period in the prior year. UK sales increased by $1.0 million, or 69%. Chile and Argentina sales increased by 37%, and sales in Brazil increased by $0.7 million or 16.7%. The increase in foreign sales is primarily due to increases in sales of high end chemical suits, FR (flame retardant) garments, and completion of some large contracts.

Gross Profit. Gross profit from continuing operations decreased $0.7 million, or 8.6%, to $7.1 million for the three months ended July 31, 2012, from $7.8 million for the three months ended July 31, 2011. Gross profit as a percentage of net sales was flat at 30% for the three months ended July 31, 2012, from 30.2% for the three months ended July 31, 2011. Major factors driving the changes in gross margins were:

•	Disposables margins increased 6.8 percentage points in the second quarter of FY13 over the second quarter of FY12, resulting mainly from changed sales mix of nearly all Lakeland branded products this year, while last year had more than 50% sales of DuPont products at a lower margin. This year’s margin was lower than it otherwise would be as a result of lower volume and an increase in inventory reserves against Tyvek items remaining.

•	China manufacturing gross margin decreased 10 percentage points over last year due to a 12% labor cost increase and the negative impact to margins from sales to the Company’s UK operations in Euros.
•	China margins for sales domestically and to the Asia Pacific Rim increased 2.8 percentage points.
•	Brazil margin decreased by 14.3 percentage points in the second quarter of FY13 from the second quarter of FY12 entirely due to issues with the Brazilian Navy contract. This contract was to supply coveralls to the Brazilian Navy made from Fire-Resistant cotton for a total value of approximately USD$5 million. The Brazilian currency weakened significantly in May, thereby greatly increasing the material cost purchased from a supplier based in the US. Further, due to the length of time elapsed since the bid was submitted, there were increases in the material invoiced cost, along with a need to change certain components at a higher cost.
•	Wovens gross margin increased by approximately 10 percentage points in the second quarter of FY13 over the second quarter of FY12 mainly reflecting unusually low margins in the prior year. The current period would have been even higher, but was impacted by continuing inefficiencies resulting from a facility relocation in April 2012.

Operating Expenses. Operating expenses from continuing operations were flat at $7 million for the three months ended July 31, 2012 and July 31, 2011. As a percentage of sales, operating expenses increased to 29.7% for the three months ended July 31, 2012 from 27.0% for the three months ended July 31, 2011.

$0.3	million increase in sales salaries, resulting partly from paying in cash foreign participants in the Restricted Stock Plan, with the balance of the increase resulting from additional sales personnel in Argentina, China and Alabama.
$0.1	million increase in professional fees, due to additional legal matters relating to various compliance issues and also several personnel terminations.
$(0.1)	million decreased equity compensation resulting from a reversal of expenses relating to foreign participants, who were compensated in cash in their local countries.
$(0.1)	million decrease in freight out, mainly from lower volume in disposables in the USA.
$(0.2)	million decrease in administration payroll, mainly from reductions in Brazil.

Operating Profit. Operating profit from continuing operations decreased 81.6% to $0.2 million for the three months ended July 31, 2012, from $0.8 million for the three months ended July 31, 2011. Operating margins were 0.6% for the three months ended July 31, 2012, compared to 3.2% for the three months ended July 31, 2011.

Arbitration Judgment in Brazil. As a result of the settlement of the Brazilian arbitration matter in September 2012 a positive adjustment of $2.1 million was recorded in the second quarter of FY13.

Interest Expenses. Interest expenses from continuing operations increased $0.1 million to $0.3 million for the three months ended July 31, 2012, from $0.1 million for the three months ended July 31, 2011, due to higher borrowing levels outstanding. Higher borrowing levels generally relate to the purchase of raw materials and carrying of inventory throughout the Company’s expanded global footprint. In Brazil, the raw material and product inventory being carried is unusually high due to the ongoing fulfillment of large bid orders to be delivered in subsequent quarters of fiscal 2013.

Income Tax Expense. Income tax expenses consist of federal, state and foreign income taxes. Income tax expenses decreased $0.1 million to $0.0 million for the three months ended July 31, 2012, from $0.1 million for the three months ended July 31, 2011. The Company’s effective tax rates were 1.7% for the second quarter of FY13 and 13.4% for the second quarter of FY12. The effective tax rate for both periods varied from the 34% federal statutory rate primarily due to goodwill amortization in Brazil and tax loss benefits in the USA at higher rates than China profits were taxed, certain losses in China which are carried forward and the arbitration settlement, which did not have a tax benefit.

Net Income (Loss). Net income from continuing operations increased $1.1 million to $1.6 million for the three months ended July 31, 20012, from $0.6 million for the three months ended July 31, 2011, reflecting the $2.1 million adjustment due to the arbitration settlement in September 2012. Without this adjustment, net loss would have been $(0.5) million, or $(0.09) per share.

Earnings per share (EPS) from continuing operations, including the Brazil currency charge and gain from arbitration settlement reversal, on a fully diluted basis for the second quarter ended July 31, 2012 was $0.30 as compared to EPS of $0.12 for the 2012 fiscal second quarter (but would have been a loss of $(0.09) excluding the Brazil settlement adjustment). The weighted average shares used in calculating fully diluted EPS was 5,441,167 for the second quarter of fiscal 2013 and 5,345,728 for the same period of fiscal 2012.

Fiscal Half Fiscal Year 2013 Financial Results

Net Sales. Net sales from continuing operations decreased $3.9 million, or 7.7%, to $47.5 million for the six months ended July 31, 2012, from $51.4 million for the six months ended July 31, 2011. The net decrease was due to a $9.4 million decrease in domestic sales, offset in part by a $5.4 million increase in foreign sales. US domestic sales of disposables decreased by $1.2 million, as wovens increased by $0.4 million, and glove sales increased by $0.3 million. The decrease in domestic sales was mainly due to the loss of DuPont product sales and, to a lesser extent, a shortage of certain products that management believes has been resolved (but may have continuing impact resulting from lost customers), and short-term operating inefficiencies resulting from a relocation of facilities from St. Joseph, MO to Decatur, AL and Mexico which resulted in additional lost sales. The sales team continues to make progress in converting customers from DuPont’s Tyvek to Lakeland branded products. While the Company’s sales of Lakeland branded products show strong gains over the Lakeland branded product sales from the same period in the prior year, it will take time to rebuild the lost sales volume, for which there can be no assurance that previous sales volume can be attained, and a decline in direct container shipments to the US resulting from high stock levels from larger customers in the US after the gulf oil spill in the prior year.

External sales from China were up $4.5 million from the year ago period. Domestic sales in China and to the Asia Pacific Rim remain strong, with an increase of $1.0 million for the six months ended July 31, 2012. UK sales increased by $1.5 million, or 45.7%, and Chile and Argentina sales increased by 0.6%. Sales in Brazil increased by $1.8 million or 22.3%. The increase in foreign sales is primarily due to introduction of new products and new sales collateral targeting specific markets.

Gross Profit. Gross profit from continuing operations decreased $1.6 million, or 10%, to $14.4 million for the six months ended July 31, 2012, from $16.0 million for the six months ended July 31, 2011. Gross profit as a percentage of net sales decreased to 30.4% for the six months ended July 31, 2012, from 31.2% for the six months ended July 31, 2011. Major factors driving the changes in gross margins were:

•	Disposables gross margins increased 5.1 percentage points in the second quarter of FY13 over in the second quarter of FY12, resulting mainly from changed sales mix of nearly all Lakeland branded products this year, while last year had more than 50% sales of DuPont products at a lower margin. This year’s margin was lower than it otherwise would have been mainly as a result of lower volume.
•	The labor cost increase in China and the negative impact to margins from sales by the Company’s UK operations in Euros.
•	Domestic China margins increased 3.3 percentage points based on continued strong operations.
•	Brazil margins decreased by 4.3 percentage points in the second quarter of FY13 from the second quarter of FY12 entirely due to issues with the Navy contract. The Brazilian currency weakened significantly in May, thereby greatly increasing the cost of materials purchased from a US supplier. Further, due to the length of time elapsed since the bid was submitted; there were increases in the material cost, along with a need to change certain components at a higher cost.
•	Wovens gross margins decreased by approximately 8.5 percentage points in the six months ended July 2012 over the prior year as a result of the facility closure in the first quarter of FY13, partially offset by improvements in the second quarter of FY13.
•	Chemical gross margins decreased by 13.6 percentage points resulting from different sales mix, with improvements in the second quarter of FY13 over the first quarter of FY13.
•	Gloves gross margins improved by 5.6 percentage points resulting from improved mix.

Operating Expenses. Operating expenses from continuing operations increased $0.6 million, or 4%, to $14.3 million for the six months ended July 31, 2012, from $13.7 million for the six months ended July 31, 2011. As a percentage of sales, operating expenses increased to 30% for the six months ended July 31, 2012, from 27% for the six months ended July 31, 2011. The $0.6 million increase in operating expenses in the six months ended July 31, 2012, as compared to the six months ended July 31, 2011, was primarily a result an increase in sales commissions for large bid contracts in Brazil and compensation for new sales associates which was partially offset by reductions in administrative personnel expenses and lower shipping charges in the US.

Operating Profit. Operating profit from continuing operations decreased to $0.2 million for the six months ended July 31, 2012, from $2.4 million for the six months ended July 31, 2011. Operating margins were 0.4% for the six months ended July 31, 2012, compared to 4.7% for the six months ended July 31, 2011.

Arbitration Judgment in Brazil. As a result of the decision of the arbitration matter and the subsequent settlement thereof, the Company took a $7.9 million charge, inclusive of expenses, for the six months ended July 31, 2012.

Interest Expenses. Interest expenses from continuing operations increased by $0.2 million for the six months ended July 31, 2012, as compared to the six months ended July 31, 2011, due to higher borrowing levels outstanding.

Income Tax Expense. Income tax expenses from continuing operations consist of federal, state and foreign income taxes. There was an income tax benefit of $0.4 million for the six months ended July 31, 2012, from an expense of $0.5 million for the six months ended July 31, 2011. The Company’s effective tax rates were 38.2% for the first half of FY13 (excluding the settlement charge for which there was no tax benefit recorded) and 20.5% for the second quarter of FY12. The effective tax rate for the first half of FY13 varied from the 34% federal statutory rate primarily due to goodwill amortization in Brazil and tax benefits from operating losses in the US at higher rates than China profits were taxed along (resulting in a lower overall net rate) with certain losses in China which are carried forward with no tax benefit recorded, and due to the Brazil settlement with no tax benefits.

Net Income (Loss). Net loss from continuing operations was $(8.5) million for the six months ended July 31, 2012, as compared with net income of $2.0 million for the same period of the prior fiscal year. Included in net income for the first half of fiscal 2013 is charge of $(7.9) million relating to the arbitration judgment in Brazil and a charge of ($692,000) for foreign exchange losses in Brazil.

The Company recorded a basic and diluted loss per share from continuing operations, including the Brazil currency charge and arbitration settlement, of $(1.62) in the first half of fiscal 2013 as compared to basic and diluted earnings per share of $0.37 for the fiscal 2012 period. The weighted average shares used in calculating earnings per share on a basic and fully diluted basis were 5,235,957 for the fiscal 2013 first half and 5,223, 890 and 5,340,978, respectively, for the same period of fiscal 2012.

TD Bank Loan

As a result of the arbitration award issued against the Company in May 2012 (see Note 14) and the subsequent entry into a Settlement Agreement in respect thereof, as well as due to the recent operating results of the Company mentioned below, one or more events of default have occurred under the TD Bank revolving credit facility and term loan facility including an event of default for failure to comply with the minimum EBITDA covenant, which would allow TD Bank, at its option, to accelerate the loan. As such, this debt has been reclassified as a current liability. While TD Bank has not waived the events of default, we are in discussions with TD Bank about resolution of these matters, and we continue to otherwise operate within the terms of the credit agreement while we work out a resolution. However, no assurances can be given that we will be able to work out a satisfactory arrangement with TD Bank. The Company has engaged Raymond James & Associates, Inc. to assist the Board of Directors in its evaluation of a broad range of financial and strategic alternatives for the Company.

Management’s Comments

Commenting on the financial results and recent developments, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We continue to progress with our transition into a diversified global manufacturer and provider of industrial protective clothing. Once solely dependent on domestic US sales and one supplier, our strength now lies in our international operations where we have a more comprehensive supply chain and multiple distribution channels. International revenues from continuing operations as a percentage of consolidated sales increased to 61.3% in the second quarter of fiscal 2013. With international sales of $14.4 million in the second quarter of fiscal 2013, we achieved another record level for our foreign sales operations.

“Our progress, however, does not come without challenges. We continue to revitalize our domestic US manufacturing and sales strategies, with encouraging results in heightened marketing activities for an expanding line of Lakeland branded products. On the international front, we have spent a considerable time both growing our presence in Brazil and, as announced today, coming to terms on an arbitration settlement in that country. We continue to work with our advisors and lenders on an appropriate financing and payment structure. Meanwhile, we are very pleased that we continue to experience solid results for our other Latin American businesses as well as in Asia and Europe.”

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow
Gary Pokrassa, GAPokrassa@lakeland.com	jdarrow@darrowir.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

(tables to follow)

Lakeland Industries, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	July 31,2012	January, 31 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,462	$5,711
Accounts receivable, net	14,365	12,576
Inventories, net	43,019	45,668
Deferred income taxes	4,672	3,988
Assets of discontinued operation in India	1,923	1,999
Prepaid income and VAT tax	1,998	1,773
Other current assets	1,939	1,993
Total current assets	74,378	73,708
Property and equipment, net	13,792	13,915
Prepaid VAT and other taxes, noncurrent	2,428	2,791
Security deposits	1,415	1,331
Intangibles	3,868	4,527
Goodwill	5,497	6,133
Total assets	$101,378	$102,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,205	$4,600
Accrued compensation and benefits	1,568	1,305
Other accrued expenses	1,997	1,585
Liabilities of discontinued operation in India	32	65
Current maturity of long-term debt	100	860
Current maturity of arbitration settlement	1,760	—
Short-term borrowing	1,383	1,038
Term loans to TD Bank	6,080	—
Borrowings under revolving credit facility	9,059	—
Total current liabilities	$30,184	$9,453
Accrued Arbitration Award in Brazil (net of current maturities)	5,257	—
Borrowings under revolving credit facility	—	11,458
Other long-term debt	1,568	4,815
Other liabilities-accrued legal fees in Brazil	84	99
VAT taxes payable long-term	3,323	3,313
Total liabilities	40,416	29,138
Stockholders’ equity:
Preferred stock, $.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, issued, 5,686,302 and 5,581,919, outstanding, 5,329,861 and 5,225,478 at July 31, 2012 and January 31, 2012, respectively	57	56
Treasury stock, at cost, 356,441 shares at July 3, 2012 and at January 31, 2012	(3,352)	(3,352)
Additional paid-in capital	50,818	50,772
Retained earnings	17,339	25,816
Accumulated other comprehensive gain (loss)	(3,900)	(25)
Total stockholders' equity	60,962	73,267
Total liabilities and stockholders' equity	$101,378	$102,405

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter Ended July 31, 2012 and 2011

(In thousands except share data)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 31,		July 31,
	2012	2011	2012	2011
Net sales from continuing operations	$23,499	$25,834	$47,480	$51,418
Cost of goods sold from continuing operations	16,368	18,035	33,037	35,357
Gross profit from continuing operations	7,131	7,799	14,443	16,061
Operating expenses from continuing operations	6,979	6,974	14,266	13,659
Operating profit from continuing operations	152	825	177	2,402
Foreign Exchange charge gain (loss) Brazil	(376)	28	(692)	249
Arbitration judgment in Brazil	2,126	—	(7,874)	—
Other income (loss), net	(26)	19	33	69
Interest expense	(259)	(140)	(495)	(259)
Income (loss) from continuing operations before income taxes	1,617	732	(8,851)	2,461
Provision (benefit) for income taxes	(27)	97	(373)	506
Income (loss) from continuing operations	1,644	635	(8,478)	1,955
Discontinued operations:
Loss from operations of discontinued India glove manufacturing facility	—	(79)	—	(325)
Provision (benefit) for income taxes	—	(28)	—	(117)
Loss on discontinued operations	—	(51)	—	(208)
Net Income (loss)	$1,644	$584	$(8,478)	$1,747
Earnings (loss) per share - Basic
Income (loss) from continuing operations	0.31	$0.12	$(1.62)	$0.37
Discontinued operations	—	$(.01)	—	$(.04)
Net income (loss)	0.31	$0.11	$(1.62)	$0.33
Earnings (loss) per share - Diluted
Income (loss) from continuing operations	$0.30	$0.12	$(1.62)	$0.37
Discontinued operations	—	$(.01)	—	$(.04)
Income (loss) net income	$0.30	$0.11	$(1.62)	$0.33
Weighted average common shares outstanding:
Basic	5,271,997	5,225,020	5,235,957	5,223,890
Diluted	5,441,167	5,345,728	5,235,957	5,340,978